Exhibit 16.5

STONEFIELD
JOSEPHSON, INC.
Certified Public Accountants
Business Advisors

January 4, 2007


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by ACL Semiconductors Inc. (the "Registrant"), which were filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Registrant's Form 8-K report dated December 20, 2006. We agree with the statements made in the paragraphs numbered (1), (2) and (4) in response to that item as they relate to our firm, except as follows:

     o With respect to the Registrant's description of the disagreement with us, we informed the Registrant of our conclusion that Classic Electronics Limited ("Classic") met the requirements for consolidation as of February 21, 2006, under FASB Interpretation No. 46 (Revised December 2003), CONSOLIDATION OF VARIABLE INTEREST ENTITIES, (FIN 46
          R). However we did not conclude or inform the Registrant that the financial statements of Classic should be de-consolidated for the year ending December 31, 2006 since at the time of our dismissal we had not seen any evidence that the gross guarantees had been removed by the banks.

     o The Registrant did not previously provide us conclusive reasons for their disagreeing with the necessity to consolidate the financial statements of Classic as they articulated in paragraph 4 in response to Item 4.01.

     o With respect to the consolidation of the financial statements of the Registrant and Classic, the board of directors of the Registrant did not discuss the inapplicability of FIN 46R with us. All of our discussions with the Registrant related to the FIN 46R issue were with the Company's Chief Financial Officer, who is one of the board members.

     o As more fully disclosed by the Registrant in Item 9A - Controls and Procedures in the Registrant's Form 10-K for the year ended December 31, 2005 and in the Registrant's Form 10-K for the year ended December 31,2004, during our audit of the Registrant's December 31, 2004 financial statements:

          o    We identified certain transactions that were incorrectly recorded
               and  certain  related  party   transactions  were  not  initially
               disclosed in the 2004 financial statements, requiring adjustments and additional disclosures to be made by the Registrant in those financial statements.
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Securities and Exchange Commission
January 4, 2007
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          o    Also  during  our audit of the  Registrant's  December  31,  2004
               financial   statements,   we   identified   certain   significant
               deficiencies in the Registrant's internal control over financial reporting related to (1) the lack of adequate segregation of duties and that management had the ability to override any existing controls, (2) the Registrant's lack of a comprehensive
               accounting   procedures   manual  including   information  as  to
               customized   internal  control   structure,   documentation   and
               transaction flow, and (3) none of the members of the Registrant's board of directors demonstrated an in-depth understanding of generally accepted accounting principles.

We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.